NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED
SECURITIES

The Philadelphia Stock Exchange hereby
notifies the  SEC of its intention to
remove the entire class of  the stated
securities from listing and
registration on the Exchange at the
opening of business on June 12, 2008,
pursuant to the provisions of Rule
12d2-2 (a). 17CFR240.12d2-2(a)(3)

The Philadelphia Stock Exchange has received notice from PPG Industries Inc.
(PPG) requesting the delisting
of their Preferred Stock Purchase
Rights, from listing and
registration. Delisting proceedings
have begun.
For further information, please
contact the Listing  Administration
Department at 215 496 5472

The security was suspended by the Exchange on April 30, 2008.